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                                                                  EXHIBIT (J)(6)



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the use in this Post-Effective Amendment No. 72 to the Registration Statement of Eaton Vance Growth Trust (1933 Act File No. 2-22019) on behalf of Eaton Vance Worldwide Health Sciences Fund of our report dated October 2, 1998 relating to the Fund, which report is included in the Annual Report to Shareholders for the year ended August 31, 1998, which is incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus of the Registration Statement.


                                  /s/ PricewaterhouseCoopers LLP
                                  PRICEWATERHOUSECOOPERS LLP


December 18, 1998
Boston, Massachusetts

                                      C-20